Exhibit 10.1

[Company Letterhead]

Personal & Confidential

August 2, 2017

Ms. Sherilyn McCoy
Chief Executive Officer
Avon Products, Inc.

Dear Sheri,

On behalf of the Board of Directors of Avon Products, Inc. (the “Company”), we would like to thank you for your years of dedication to the Company.  This letter sets forth the terms of your transition and retirement as Chief Executive Officer of the Company.

1.
Transition and Retirement.  The date of your retirement as Chief Executive Officer will be March 31, 2018, unless the Board of Directors of the Company (the “Board”) elects to accelerate such retirement to an earlier date (the date of your retirement as Chief Executive Officer, the “Retirement Date”).  On the Retirement Date, you will retire as Chief Executive Officer and cease to be a director or officer of the Company or any of its subsidiaries or affiliates (but you may otherwise remain an employee as described below).  For the avoidance of doubt, you will also cease to be a member of the Board on the Retirement Date.

Prior to the Retirement Date, you will continue to serve as the Chief Executive Officer of the Company.  During such period and subject to this letter, the letter agreement between you and the Company, dated as of April 4, 2012 (as amended, the “Offer Letter”), and your International Assignment Letter Agreement with the Company, dated as of July 20, 2016 (the “Assignment Letter”), will remain in effect, provided that during such period, your duties and obligations will include assisting the Board in identifying a successor Chief Executive Officer effective as of the Retirement Date.

In the event the Retirement Date occurs prior to March 31, 2018, you will remain an active employee of the Company (in full-time status) during the period commencing on the day after the Retirement Date and ending March 31, 2018 (any such period, the “Advisory Period”).  During any Advisory Period, your duties will consist solely of advising the Board and the successor Chief Executive Officer.

2.
Compensation.  From the date hereof until March 31, 2018, you will continue to receive the same compensation, perquisites and employee benefits for your service as Chief Executive Officer of the Company (or, during any Advisory Period, for your service as an advisor) as you receive on the date hereof, in each case, subject to the terms and conditions of the applicable Company compensation, perquisite or benefit plan or arrangement, and otherwise in accordance with the Offer Letter; provided, however, that in all events:

a.
For purposes of vesting and determining the amount of payment (including shares of stock) that may be due to you (but not the timing of any such payment), under those plans or arrangements, your separation from service will occur on March 31, 2018 (except if you are a Bad Leaver under paragraph 3, below).

b.
You will be eligible for a full (non-pro rated) annual incentive award for the Company’s fiscal year 2017, which will be payable on the same basis and at the same time as other senior executive officers, except that the amount of such award will be the greater of (i) the amount determined based solely on the level of attainment of existing performance conditions of such award and (ii) $900,000.

c.	You will not be eligible for an annual incentive award for the Company’s fiscal year 2018 and you will not receive a long-term incentive plan or other equity based incentive award in fiscal year 2018.

3.
Retirement Benefits.  Upon your retirement on the Retirement Date (or, if later, the termination of your employment on March 31, 2018), you will receive all compensation and benefits to which you are entitled under the Company’s compensation, perquisite and employee benefit plans and arrangements (including earned but unpaid base salary, accrued but unused vacation and vested retirement plan benefits).  In addition, such retirement or termination will be deemed to be an involuntary separation from service by the Company “other than for Cause” or resignation for “Good Reason”, as applicable, for purposes of the Company’s compensation and benefit plans and arrangements (including the Offer Letter) as in effect on the date hereof; provided that, in the event you are terminated for “Cause” or resign without “Good Reason” (and not due to your Disability (within the meaning defined under the applicable plan or agreement) or your death) (“Bad Leaver”) prior to March 31, 2018, this paragraph 3 will not apply.  For the avoidance of doubt, such plans and agreements include, without limitation, the Company’s (i) Severance Pay Plan (with respect to which you are considered a “Class A Employee”),  (ii) Amended and Restated Change in Control Policy, (iii) 2016 Omnibus Incentive Plan, 2013 Stock Incentive Plan (including the 2015 amendment and restatement thereof), 2010 Stock Incentive Plan, and any awards and award agreements thereunder to which you are a party and (iv) 2013-2017 Executive Incentive Plan, Long Term Incentive Cash Plan and Management Incentive Plan, and any awards and award agreements thereunder to which you are a party.  Also, for the avoidance of doubt, you are “retirement-eligible” for purposes of vesting, and for stock option exercise, under the terms of such incentive plans and outstanding awards.  Subject to this letter, the amount of any payment or benefit to which you are entitled pursuant to the foregoing, and the time of payment thereof, will be determined in accordance with the applicable plan or agreement; provided that any such payments or benefits will be subject to any conditions or other requirements specified in the applicable plan or agreement (including any requirement to deliver a release of claims or comply with a restrictive covenant).

4.
Repatriation.  The Assignment Letter will remain in effect, and you will continue to receive the international assignment benefits described therein until March 31, 2018; provided that, in the event that the Retirement Date occurs before March 31, 2018, you and the Company will cooperate in good faith to determine an appropriate date to end your international assignment; provided further, that, in no event shall your international assignment end later than 30 days after the Retirement Date.  Following the end of your international assignment, you will receive the repatriation benefits described in the Assignment Letter with respect to such termination (after giving effect to paragraph 3 hereof).  For the avoidance of doubt, this will include tax assistance and tax equalization benefits for so long as you are subject to United Kingdom taxes on your Company compensation, and will include any lease termination fees and any other similar fees and penalties you may incur as a result of a termination of your international assignment prior to the originally scheduled date; provided that you will use your reasonable efforts to mitigate the amount of any such fees and penalties.

5.
Miscellaneous.  Except as expressly modified by this letter, the Offer Letter and Assignment Letter will remain in effect in accordance with their terms.  The Company will pay your reasonable professional fees incurred to negotiate and prepare this letter and any related agreements.  This letter sets forth the entire agreement between you and the Company regarding your transition and retirement as Chief Executive Officer and supersedes all prior agreements with the Company with respect thereto; shall be governed by and construed in accordance with the laws of the State of New York, applied without reference to principles of conflicts of laws; and may be executed in one or more counterparts, each of which shall constitute an original with the same effect thereto and hereto were upon the same instrument.

Sheri, thank you again for your contributions to the Company.  We wish you the best in all your future endeavors.

Sincerely,

/s/ Chan Galbato	August 2, 2017
Chan Galbato	Date
Chairman of the Board of Directors, Avon Products, Inc.

/s/ Helen McCluskey	August 2, 2017
Helen McCluskey	Date
Chairman of the Compensation and Management Development Committee of the Board of Directors of Avon Products, Inc.

ACKNOWLEDGEMENT AND ACCEPTANCE

I hereby agree to and accept the foregoing terms and conditions.

/s/ Sherilyn McCoy	August 2, 2017
Sherilyn McCoy	Date